Exhibit 99.1

Market Update:

AMED Restructures 39 Agencies, Reduces Planned Start-ups

BATON ROUGE, Louisiana (September 22, 2010) – Amedisys, Inc. (NASDAQ: “AMED”), one of America’s leading home health and hospice companies, today announced that it will be closing 13 agencies (nine Home Health and four Hospice) and consolidating another 26 locations (23 Home Health and three Hospice) into existing locations.

The Company also plans to reduce its start-up program, discontinuing the start-up process currently in progress associated with 28 prospective Home Health agencies and reducing its planned pipeline. As a result, the Company expects to open five to 10 Home Health start-ups in 2011, down from the total 40 start-ups expected to be opened in 2010.

As a result of these actions, the Company expects to incur non-recurring charges in the range of $6 to $8 million in the third quarter and approximately $1 million in the fourth quarter of 2010. These charges include lease terminations of approximately $4 to $5 million and other charges, including severance payments, of approximately $3 to $4 million. These estimates are preliminary, and based on a number of assumptions and could change materially.

Michael Snow, Chief Operating Officer of Amedisys, Inc. stated, “The tremendous growth Amedisys has experienced over the last few years inevitably led to markets that could benefit from consolidation. This is a continuous process to enhance our infrastructure and adjust our operating culture to position Amedisys for the next phase of growth. The positive impact of these actions on operating results will not be realized until Q4 2010.”

About Amedisys, Inc.

Amedisys, Inc. (NASDAQ: AMED) is the nation’s leading health care company focused on bringing home the continuum of care. Each day Amedisys delivers personalized health care services to more than 35,000 individual patients and their families, in the comfort of patients’ homes. Amedisys has two divisions, home health care and hospice, and employs more than 16,000 skilled clinicians across the country. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program. Amedisys Care Transitions is designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: www.amedisys.com.

This press release includes statements that may constitute “forward looking” statements, usually containing the words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “will,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open agencies, acquire additional agencies and integrate and operate these agencies effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems, changes in or developments with respect to any litigation or investigations relating to the Company, including the United States Senate Committee on Finance inquiry and the SEC investigation and various other matters, many of which are beyond our control.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contacts:

For Investors:	For Media:
Amedisys, Inc.	Amedisys, Inc.
Kevin B. LeBlanc	Jacqueline Chen Valencia
Director of Investor Relations	Senior Vice President Marketing & Communications
225.298.6391	225.295.9688
kevin.leblanc@amedisys.com	jacqueline.chen@amedisys.com

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